Exhibit 2.3

EXECUTION VERSION

DATED MAY 21, 2012

COOPER INDUSTRIES PLC

AND

EATON CORPORATION

EXPENSES REIMBURSEMENT AGREEMENT

DUBLIN

THIS AGREEMENT is made on May 21, 2012

BETWEEN:

EATON CORPORATION
a company incorporated in Ohio
(hereinafter called “Eaton”)

- and -

COOPER INDUSTRIES PLC a company incorporated in Ireland with registered number 471594 having its registered office at
Unit F10, Maynooth Business Campus, Maynooth, Ireland
(hereinafter called “Cooper”)

RECITALS:

1.	Eaton has agreed to make a proposal to acquire Cooper on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and Cooper has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Eaton, for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

2.	This Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Cooper of certain expenses incurred and to be incurred by Eaton for the purposes of, in preparation for, or in connection with the Acquisition.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by Holdco of Cooper by means of the Scheme or a takeover offer (and any such Scheme or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or such takeover offer) (including the issuance by Holdco of the aggregate Holdco share consideration pursuant to the Scheme or such takeover offer), to be described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning give to that term in Clause 3.1;

“Confidentiality Agreement”, the confidentiality agreement between Cooper and Eaton dated August 9, 2010, as it may be amended from time to time;

“Cooper”, shall have the meaning given to that term in the Preamble;

“Cooper Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Eaton or any of its Associates or any person Acting in Concert with Eaton pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Cooper by scheme of arrangement or takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Cooper and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Cooper’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Cooper Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Cooper as a result of which the holders of Cooper Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, other than in each case a transaction of the type described in Schedule A to this Agreement;

“Cooper Shareholders”, the holders of Cooper Shares;

“Cooper Shares”, the ordinary shares of US$0.01 each in the capital of Cooper;

“Cooper Superior Proposal”, a written bona fide Cooper Alternative Proposal made by any person that the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) is more favourable to the Cooper Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Cooper Board considers to be appropriate (it being understood that, for purposes of the definition of “Cooper Superior Proposal”, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”);

“Court Meeting”, the meeting or meetings of the Cooper Shareholders (and any adjournment thereof) convened by order of the High Court of Ireland pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Eaton”, shall have the meaning given to that term in the Preamble;

“Eaton Parties”, Eaton, Holdco, Comdell Limited, Turlock B.V. and Turlock Corporation;

“Eaton Reimbursement Payments”, shall have the meaning given to that term in Clause 3.1;

“Eaton Shares”, the common shares of Eaton, par value US$0.50 per share;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Cooper and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Cooper Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Holdco”, Abeiron Limited, a company incorporated in Ireland and to be re-registered as a public limited company;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“Panel”, the Irish Takeover Panel;

“Parties”, Cooper and Eaton and “Party” shall mean any one of them (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Cooper Board that Cooper Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes;

“Transaction Agreement”, the transaction agreement dated May 21, 2012 by and among Eaton, Holdco, Comdell Limited, Turlock B.V., Turlock Corporation and Cooper;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010.

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court,

official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

1.4	Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.	Pre-condition

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	Eaton Reimbursement

3.1	Subject to Eaton announcing a firm intention to make the Acquisition and subject to the provisions of this Agreement, Cooper agrees to pay to Eaton, if any Eaton Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Eaton, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Eaton Reimbursement Payments”); provided that the gross amount payable to Eaton pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of Cooper that is the subject of the Acquisition (excluding, for the avoidance of doubt, any interest in such share capital of Cooper held by Eaton or any Associate of Eaton) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”). The amount payable by Cooper to Eaton under this Clause 3.1 will exclude any amounts in respect of VAT incurred by Eaton attributable to such third party costs to the extent that such amounts in respect of VAT are recoverable or creditable by Eaton (or any member of the VAT Group of which Eaton is a member). Upon Eaton becoming entitled to an Eaton Reimbursement Payment, Cooper shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay Eaton Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Eaton or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

3.2	The “Eaton Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)	by Eaton for the reason that the Cooper Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Eaton), or proposes publicly to withdraw (or modify in any manner adverse to Eaton), the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Cooper Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Cooper to Eaton of notice or information in connection with a Cooper Alternative Proposal or Cooper Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 3.2(a)(i)); or

(ii)	by Cooper, at any time prior to obtaining the Cooper Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Cooper Superior Proposal; or

(b)	all of the following occur:

(i)	prior to the Court Meeting, a Cooper Alternative Proposal (other than a Cooper Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cooper Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(b)(ii) (it being understood that, for purposes of this Clause 3.2(b)(i) and Clause 3.2(b)(iii) below, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by either Cooper or Eaton for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; and

(iii)	a definitive agreement providing for a Cooper Alternative Proposal is entered into within 9 months after such termination (regardless of whether such Cooper Alternative Proposal is the same Cooper Alternative Proposal referred to in Clause 3.2(b)(i)) and such Cooper Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)

prior to the Court Meeting, a Cooper Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cooper Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(c)(ii) (it being understood that, for purposes of this Clause 3.2(c)(i) and Clause 3.2(c)(iii) below, references to “25%” and

“75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by Eaton for the reason that Cooper shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to the Eaton Parties’ obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Eaton shall have given Cooper written notice, delivered at least 30 days prior to such termination, stating Eaton’s intention to terminate the Transaction Agreement for such reason and the basis for such termination (provided that this Clause 3.2(c)(ii) shall not be deemed satisfied unless such breach or failure to perform was intentional); and

(iii)	a Cooper Alternative Proposal is consummated, or a definitive agreement providing for a Cooper Alternative Proposal is entered into, within 9 months after such termination (regardless of whether such Cooper Alternative Proposal is the same Cooper Alternative Proposal referred to in Clause 3.2(c)(i)).

3.3	Each request by Eaton for an Eaton Reimbursement Payment shall be:

(a)	submitted in writing to Cooper no later than 45 calendar days following the occurrence of any of the Eaton Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for an Eaton Reimbursement Payment; and

(c)	subject to satisfactory compliance with Clause 3.3(b) and the other provisions of this Agreement upon which an Eaton Reimbursement Payment may be conditioned, satisfied in full by payment in full by Cooper to Eaton in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

3.4	If and to the extent that any relevant Tax Authority determines that any Eaton Reimbursement Payment is consideration for a taxable supply and that Cooper (or any member of a VAT Group of which Cooper is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)	the amount payable by Cooper by way of any Eaton Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

(b)	to the extent that Cooper has already paid an amount in respect of any Eaton Reimbursement Payment which exceeds the amount described in Clause 3.4(a) above, Eaton shall repay to Cooper the portion of the Irrecoverable VAT in excess of the Cap.

4.	General

4.1	This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

4.2	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.3	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Eaton, to:

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114 USA
Fax:	+1 216 479-7103
Attention:	The Office of the Secretary

with copy to:

A&L Goodbody
25-28 North Wall Quay
International Financial Services Centre
Dublin 1, Ireland
Fax:	+353 (0)1 649 2649
Attention:	John Given
Cian McCourt

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax:	+1 (212) 455-2502
Attention:	Charles I. Cogut
Mario A. Ponce

(ii)	if to Cooper, to:

Cooper Industries plc
c/o Cooper US, Inc.
600 Travis Street, Suite 5600
Houston, TX 77002
Fax:	(713) 209-8989
Attention:	Senior Vice President, General Counsel and Chief Compliance Officer

with copy to:
Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:	+353 (0)1 616 3901
Attention:	Christopher P.J. McLaughlin

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax:	+1 (212) 403-2000
Attention:	Daniel A. Neff
Gregory E. Ostling

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 5.3.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

GIVEN under the common seal of COOPER INDUSTRIES PLC

/s/ Kirk S. Hachigian
Signature

Kirk S. Hachigian
Print Name
Title: Director

/s/ Terrance V. Helz
Signature

Terrance V. Helz
Print Name
Title: Secretary

[Signature Page to Expense Reimbursement Agreement]

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

SIGNED for and on behalf of EATON CORPORATION by its authorised signatory:

/s Alexander M. Cutler
Signature

Alexander M. Cutler
Print Name
Title: Chairman & CEO

/s/ Thomas E. Moran
Signature

Thomas E. Moran
Print Name
Title: Senior Vice President and Secretary

[Signature Page to Expense Reimbursement Agreement]